EXHIBIT 23.1

                    CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Commonwealth Bankshares, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 33__ ) on Form S-8 of Commonwealth Bankshares, Inc. and subsidiaries of our report dated January 15, 1999, related to the consolidated balance sheets of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income and stockholders' equity and cash flows for each of the years in the three-year period ended December 31, which report appears in the December 31, 1998 annual report on Form 10-KSB of Commonwealth Bankshares, Inc.



Poti, Walton & Associates, PC



Richmond, Virginia
July 29, 1999